--------------------------
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                                                      --------------------------
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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13D
                              (Section 240.13d-101)
             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
        TO SECTION 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                              SECTION 240.13d-2(a)
                               (Amendment No. 15)*

                    City Investing Company Liquidating Trust
--------------------------------------------------------------------------------
                                (Name of Issuer)


                       Trust Units of Beneficial Interest
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    177900107
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 Mark C. Wehrly
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 1325
                         San Francisco, California 94111
                                 (415) 421-2132
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].


Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.


The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                         (Continued on following pages)
                               Page 1 of 27 Pages

                                       13D
===================
CUSIP No. 177900107
===================

-------------===================================================================
             NAMES OF REPORTING PERSONS
     1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Capital Partners, L.P.
-------------===================================================================
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
     2                                                         (b) [ X ]**

                         ** The reporting persons making this filing beneficially own an aggregate of 12,383,951 Units, which is 31.8% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
             SOURCE OF FUNDS (See Instructions)
     4
             WC, OO
-------------===================================================================
             CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5       TO ITEMS 2(d) OR 2(e)                                 [   ]

-------------===================================================================
             CITIZENSHIP OR PLACE OF ORGANIZATION
     6
             California
-------------===================================================================
                                 SOLE VOTING POWER
                         7
     NUMBER OF                   -0-
                    -------------===============================================
      SHARES                     SHARED VOTING POWER
                         8
   BENEFICIALLY                  3,550,643
     OWNED BY       -------------===============================================
                                 SOLE DISPOSITIVE POWER
       EACH              9
                                 -0-
     REPORTING      -------------===============================================
                                 SHARED DISPOSITIVE POWER
    PERSON WITH         10
                                 3,550,643
-------------===================================================================
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
             3,550,643
-------------===================================================================
             CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12       CERTAIN SHARES (See Instructions)                     [   ]

-------------===================================================================
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
             9.1%
-------------===================================================================
             TYPE OF REPORTING PERSON (See Instructions)
    14
             PN
-------------===================================================================


                               Page 2 of 27 Pages

                                       13D
===================
CUSIP No. 177900107
===================

-------------===================================================================
             NAMES OF REPORTING PERSONS
     1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Capital Institutional Partners, L.P.
-------------===================================================================
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
     2                                                         (b) [ X ]**

                         ** The reporting persons making this filing beneficially own an aggregate of 12,383,951 Units, which is 31.8% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
             SOURCE OF FUNDS (See Instructions)
     4
             WC
-------------===================================================================
             CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5       TO ITEMS 2(d) OR 2(e)                                 [   ]

-------------===================================================================
             CITIZENSHIP OR PLACE OF ORGANIZATION
     6
             California
-------------===================================================================
                                 SOLE VOTING POWER
                         7
     NUMBER OF                   -0-
                    -------------===============================================
      SHARES                     SHARED VOTING POWER
                         8
   BENEFICIALLY                  3,135,268
     OWNED BY       -------------===============================================
                                 SOLE DISPOSITIVE POWER
       EACH              9
                                 -0-
     REPORTING      -------------===============================================
                                 SHARED DISPOSITIVE POWER
    PERSON WITH         10
                                 3,135,268
-------------===================================================================
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
             3,135,268
-------------===================================================================
             CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12       CERTAIN SHARES (See Instructions)                     [   ]

-------------===================================================================
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
             8.0%
-------------===================================================================
             TYPE OF REPORTING PERSON (See Instructions)
    14
             PN
-------------===================================================================


                               Page 3 of 27 Pages

                                       13D
===================
CUSIP No. 177900107
===================

-------------===================================================================
             NAMES OF REPORTING PERSONS
     1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Capital Institutional Partners II, L.P.
-------------===================================================================
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
     2                                                         (b) [ X ]**

                         ** The reporting persons making this filing beneficially own an aggregate of 12,383,951 Units, which is 31.8% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
             SOURCE OF FUNDS (See Instructions)
     4
             WC
-------------===================================================================
             CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5       TO ITEMS 2(d) OR 2(e)                                 [   ]

-------------===================================================================
             CITIZENSHIP OR PLACE OF ORGANIZATION
     6
             California
-------------===================================================================
                                 SOLE VOTING POWER
                         7
     NUMBER OF                   -0-
                    -------------===============================================
      SHARES                     SHARED VOTING POWER
                         8
   BENEFICIALLY                  1,874,472
     OWNED BY       -------------===============================================
                                 SOLE DISPOSITIVE POWER
       EACH              9
                                 -0-
     REPORTING      -------------===============================================
                                 SHARED DISPOSITIVE POWER
    PERSON WITH         10
                                 1,874,472
-------------===================================================================
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
             1,874,472
-------------===================================================================
             CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12       CERTAIN SHARES (See Instructions)                     [   ]

-------------===================================================================
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
             4.8%
-------------===================================================================
             TYPE OF REPORTING PERSON (See Instructions)
    14
             PN
-------------===================================================================


                               Page 4 of 27 Pages

                                       13D
===================
CUSIP No. 177900107
===================

-------------===================================================================
             NAMES OF REPORTING PERSONS
     1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Capital Institutional Partners III, L.P.
-------------===================================================================
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
     2                                                         (b) [ X ]**

                         ** The reporting persons making this filing beneficially own an aggregate of 12,383,951 Units, which is 31.8% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
             SOURCE OF FUNDS (See Instructions)
     4
             WC
-------------===================================================================
             CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5       TO ITEMS 2(d) OR 2(e)                                 [   ]

-------------===================================================================
             CITIZENSHIP OR PLACE OF ORGANIZATION
     6
             Delaware
-------------===================================================================
                                 SOLE VOTING POWER
                         7
     NUMBER OF                   -0-
                    -------------===============================================
      SHARES                     SHARED VOTING POWER
                         8
   BENEFICIALLY                  344,600
     OWNED BY       -------------===============================================
                                 SOLE DISPOSITIVE POWER
       EACH              9
                                 -0-
     REPORTING      -------------===============================================
                                 SHARED DISPOSITIVE POWER
    PERSON WITH         10
                                 344,600
-------------===================================================================
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
             344,600
-------------===================================================================
             CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12       CERTAIN SHARES (See Instructions)                     [   ]

-------------===================================================================
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
             0.9%
-------------===================================================================
             TYPE OF REPORTING PERSON (See Instructions)
    14
             PN
-------------===================================================================


                               Page 5 of 27 Pages

                                       13D
===================
CUSIP No. 177900107
===================

-------------===================================================================
             NAMES OF REPORTING PERSONS
     1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Tinicum Partners, L.P.
-------------===================================================================
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
     2                                                         (b) [ X ]**

                         ** The reporting persons making this filing beneficially own an aggregate of 12,383,951 Units, which is 31.8% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
             SOURCE OF FUNDS (See Instructions)
     4
             WC, OO
-------------===================================================================
             CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5       TO ITEMS 2(d) OR 2(e)                                 [   ]

-------------===================================================================
             CITIZENSHIP OR PLACE OF ORGANIZATION
     6
             New York
-------------===================================================================
                                 SOLE VOTING POWER
                         7
     NUMBER OF                   -0-
                    -------------===============================================
      SHARES                     SHARED VOTING POWER
                         8
   BENEFICIALLY                  1,086,961
     OWNED BY       -------------===============================================
                                 SOLE DISPOSITIVE POWER
       EACH              9
                                 -0-
     REPORTING      -------------===============================================
                                 SHARED DISPOSITIVE POWER
    PERSON WITH         10
                                 1,086,961
-------------===================================================================
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
             1,086,961
-------------===================================================================
             CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12       CERTAIN SHARES (See Instructions)                     [   ]

-------------===================================================================
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
             2.8%
-------------===================================================================
             TYPE OF REPORTING PERSON (See Instructions)
    14
             PN
-------------===================================================================


                               Page 6 of 27 Pages

                                       13D
===================
CUSIP No. 177900107
===================

-------------===================================================================
             NAMES OF REPORTING PERSONS
     1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Capital Management, L.L.C.
-------------===================================================================
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
     2                                                         (b) [ X ]**

                         ** The reporting persons making this filing beneficially own an aggregate of 12,383,951 Units, which is 31.8% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
             SOURCE OF FUNDS (See Instructions)
     4
             OO
-------------===================================================================
             CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5       TO ITEMS 2(d) OR 2(e)                                 [   ]

-------------===================================================================
             CITIZENSHIP OR PLACE OF ORGANIZATION
     6
             Delaware
-------------===================================================================
                                 SOLE VOTING POWER
                         7
     NUMBER OF                   -0-
                    -------------===============================================
      SHARES                     SHARED VOTING POWER
                         8
   BENEFICIALLY                  2,392,007
     OWNED BY       -------------===============================================
                                 SOLE DISPOSITIVE POWER
       EACH              9
                                 -0-
     REPORTING      -------------===============================================
                                 SHARED DISPOSITIVE POWER
    PERSON WITH         10
                                 2,392,007
-------------===================================================================
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
             2,392,007
-------------===================================================================
             CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12       CERTAIN SHARES (See Instructions)                     [   ]

-------------===================================================================
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
             6.1%
-------------===================================================================
             TYPE OF REPORTING PERSON (See Instructions)
    14
             IA, OO
-------------===================================================================


                               Page 7 of 27 Pages

                                       13D
===================
CUSIP No. 177900107
===================

-------------===================================================================
             NAMES OF REPORTING PERSONS
     1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Partners, L.L.C.
-------------===================================================================
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
     2                                                         (b) [ X ]**

                         ** The reporting persons making this filing beneficially own an aggregate of 12,383,951 Units, which is 31.8% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
             SOURCE OF FUNDS (See Instructions)
     4
             AF
-------------===================================================================
             CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5       TO ITEMS 2(d) OR 2(e)                                 [   ]

-------------===================================================================
             CITIZENSHIP OR PLACE OF ORGANIZATION
     6
             Delaware
-------------===================================================================
                                 SOLE VOTING POWER
                         7
     NUMBER OF                   -0-
                    -------------===============================================
      SHARES                     SHARED VOTING POWER
                         8
   BENEFICIALLY                  9,991,944
     OWNED BY       -------------===============================================
                                 SOLE DISPOSITIVE POWER
       EACH              9
                                 -0-
     REPORTING      -------------===============================================
                                 SHARED DISPOSITIVE POWER
    PERSON WITH         10
                                 9,991,944
-------------===================================================================
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
             9,991,944
-------------===================================================================
             CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12       CERTAIN SHARES (See Instructions)                     [   ]

-------------===================================================================
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
             25.6%
-------------===================================================================
             TYPE OF REPORTING PERSON (See Instructions)
    14
             OO
-------------===================================================================


                               Page 8 of 27 Pages

                                       13D
===================
CUSIP No. 177900107
===================

-------------===================================================================
             NAMES OF REPORTING PERSONS
     1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             David I. Cohen [See Preliminary Note]
-------------===================================================================
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
     2                                                         (b) [ X ]**

                         ** The reporting persons making this filing beneficially own an aggregate of 12,383,951 Units, which is 31.8% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
             SOURCE OF FUNDS (See Instructions)
     4
             AF, OO
-------------===================================================================
             CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5       TO ITEMS 2(d) OR 2(e)                                 [   ]

-------------===================================================================
             CITIZENSHIP OR PLACE OF ORGANIZATION
     6
             United States
-------------===================================================================
                                 SOLE VOTING POWER
                         7
     NUMBER OF                   -0-
                    -------------===============================================
      SHARES                     SHARED VOTING POWER
                         8
   BENEFICIALLY                  -0-
     OWNED BY       -------------===============================================
                                 SOLE DISPOSITIVE POWER
       EACH              9
                                 -0-
     REPORTING      -------------===============================================
                                 SHARED DISPOSITIVE POWER
    PERSON WITH         10
                                 -0-
-------------===================================================================
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
             -0-
-------------===================================================================
             CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12       CERTAIN SHARES (See Instructions)                     [   ]

-------------===================================================================
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
             0.0%
-------------===================================================================
             TYPE OF REPORTING PERSON (See Instructions)
    14
             IN
-------------===================================================================


                               Page 9 of 27 Pages

                                       13D
===================
CUSIP No. 177900107
===================

-------------===================================================================
             NAMES OF REPORTING PERSONS
     1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Chun R. Ding
-------------===================================================================
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
     2                                                         (b) [ X ]**

                         ** The reporting persons making this filing beneficially own an aggregate of 12,383,951 Units, which is 31.8% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
             SOURCE OF FUNDS (See Instructions)
     4
             AF, OO
-------------===================================================================
             CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5       TO ITEMS 2(d) OR 2(e)                                 [   ]

-------------===================================================================
             CITIZENSHIP OR PLACE OF ORGANIZATION
     6
             United States
-------------===================================================================
                                 SOLE VOTING POWER
                         7
     NUMBER OF                   -0-
                    -------------===============================================
      SHARES                     SHARED VOTING POWER
                         8
   BENEFICIALLY                  12,383,951
     OWNED BY       -------------===============================================
                                 SOLE DISPOSITIVE POWER
       EACH              9
                                 -0-
     REPORTING      -------------===============================================
                                 SHARED DISPOSITIVE POWER
    PERSON WITH         10
                                 12,383,951
-------------===================================================================
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
             12,383,951
-------------===================================================================
             CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12       CERTAIN SHARES (See Instructions)                     [   ]

-------------===================================================================
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
             31.8%
-------------===================================================================
             TYPE OF REPORTING PERSON (See Instructions)
    14
             IN
-------------===================================================================


                               Page 10 of 27 Pages

                                       13D
===================
CUSIP No. 177900107
===================

-------------===================================================================
             NAMES OF REPORTING PERSONS
     1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Joseph F. Downes
-------------===================================================================
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
     2                                                         (b) [ X ]**

                         ** The reporting persons making this filing beneficially own an aggregate of 12,383,951 Units, which is 31.8% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
             SOURCE OF FUNDS (See Instructions)
     4
             AF, OO
-------------===================================================================
             CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5       TO ITEMS 2(d) OR 2(e)                                 [   ]

-------------===================================================================
             CITIZENSHIP OR PLACE OF ORGANIZATION
     6
             United States
-------------===================================================================
                                 SOLE VOTING POWER
                         7
     NUMBER OF                   -0-
                    -------------===============================================
      SHARES                     SHARED VOTING POWER
                         8
   BENEFICIALLY                  12,383,951
     OWNED BY       -------------===============================================
                                 SOLE DISPOSITIVE POWER
       EACH              9
                                 -0-
     REPORTING      -------------===============================================
                                 SHARED DISPOSITIVE POWER
    PERSON WITH         10
                                 12,383,951
-------------===================================================================
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
             12,383,951
-------------===================================================================
             CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12       CERTAIN SHARES (See Instructions)                     [   ]

-------------===================================================================
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
             31.8%
-------------===================================================================
             TYPE OF REPORTING PERSON (See Instructions)
    14
             IN
-------------===================================================================


                               Page 11 of 27 Pages

                                       13D
===================
CUSIP No. 177900107
===================

-------------===================================================================
             NAMES OF REPORTING PERSONS
     1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             William F. Duhamel
-------------===================================================================
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
     2                                                         (b) [ X ]**

                         ** The reporting persons making this filing beneficially own an aggregate of 12,383,951 Units, which is 31.8% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
             SOURCE OF FUNDS (See Instructions)
     4
             AF, OO
-------------===================================================================
             CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5       TO ITEMS 2(d) OR 2(e)                                 [   ]

-------------===================================================================
             CITIZENSHIP OR PLACE OF ORGANIZATION
     6
             United States
-------------===================================================================
                                 SOLE VOTING POWER
                         7
     NUMBER OF                   -0-
                    -------------===============================================
      SHARES                     SHARED VOTING POWER
                         8
   BENEFICIALLY                  12,383,951
     OWNED BY       -------------===============================================
                                 SOLE DISPOSITIVE POWER
       EACH              9
                                 -0-
     REPORTING      -------------===============================================
                                 SHARED DISPOSITIVE POWER
    PERSON WITH         10
                                 12,383,951
-------------===================================================================
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
             12,383,951
-------------===================================================================
             CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12       CERTAIN SHARES (See Instructions)                     [   ]

-------------===================================================================
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
             31.8%
-------------===================================================================
             TYPE OF REPORTING PERSON (See Instructions)
    14
             IN
-------------===================================================================


                               Page 12 of 27 Pages

                                       13D
===================
CUSIP No. 177900107
===================

-------------===================================================================
             NAMES OF REPORTING PERSONS
     1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Charles E. Ellwein
-------------===================================================================
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
     2                                                         (b) [ X ]**

                         ** The reporting persons making this filing beneficially own an aggregate of 12,383,951 Units, which is 31.8% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
             SOURCE OF FUNDS (See Instructions)
     4
             AF, OO
-------------===================================================================
             CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5       TO ITEMS 2(d) OR 2(e)                                 [   ]

-------------===================================================================
             CITIZENSHIP OR PLACE OF ORGANIZATION
     6
             United States
-------------===================================================================
                                 SOLE VOTING POWER
                         7
     NUMBER OF                   -0-
                    -------------===============================================
      SHARES                     SHARED VOTING POWER
                         8
   BENEFICIALLY                  12,383,951
     OWNED BY       -------------===============================================
                                 SOLE DISPOSITIVE POWER
       EACH              9
                                 -0-
     REPORTING      -------------===============================================
                                 SHARED DISPOSITIVE POWER
    PERSON WITH         10
                                 12,383,951
-------------===================================================================
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
             12,383,951
-------------===================================================================
             CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12       CERTAIN SHARES (See Instructions)                     [   ]

-------------===================================================================
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
             31.8%
-------------===================================================================
             TYPE OF REPORTING PERSON (See Instructions)
    14
             IN
-------------===================================================================


                               Page 13 of 27 Pages

                                       13D
===================
CUSIP No. 177900107
===================

-------------===================================================================
             NAMES OF REPORTING PERSONS
     1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Richard B. Fried
-------------===================================================================
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
     2                                                         (b) [ X ]**

                         ** The reporting persons making this filing beneficially own an aggregate of 12,383,951 Units, which is 31.8% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
             SOURCE OF FUNDS (See Instructions)
     4
             AF, OO
-------------===================================================================
             CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5       TO ITEMS 2(d) OR 2(e)                                 [   ]

-------------===================================================================
             CITIZENSHIP OR PLACE OF ORGANIZATION
     6
             United States
-------------===================================================================
                                 SOLE VOTING POWER
                         7
     NUMBER OF                   -0-
                    -------------===============================================
      SHARES                     SHARED VOTING POWER
                         8
   BENEFICIALLY                  12,383,951
     OWNED BY       -------------===============================================
                                 SOLE DISPOSITIVE POWER
       EACH              9
                                 -0-
     REPORTING      -------------===============================================
                                 SHARED DISPOSITIVE POWER
    PERSON WITH         10
                                 12,383,951
-------------===================================================================
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
             12,383,951
-------------===================================================================
             CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12       CERTAIN SHARES (See Instructions)                     [   ]

-------------===================================================================
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
             31.8%
-------------===================================================================
             TYPE OF REPORTING PERSON (See Instructions)
    14
             IN
-------------===================================================================


                               Page 14 of 27 Pages

                                       13D
===================
CUSIP No. 177900107
===================

-------------===================================================================
             NAMES OF REPORTING PERSONS
     1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Monica R. Landry
-------------===================================================================
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
     2                                                         (b) [ X ]**

                         ** The reporting persons making this filing beneficially own an aggregate of 12,383,951 Units, which is 31.8% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
             SOURCE OF FUNDS (See Instructions)
     4
             AF, OO
-------------===================================================================
             CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5       TO ITEMS 2(d) OR 2(e)                                 [   ]

-------------===================================================================
             CITIZENSHIP OR PLACE OF ORGANIZATION
     6
             United States
-------------===================================================================
                                 SOLE VOTING POWER
                         7
     NUMBER OF                   -0-
                    -------------===============================================
      SHARES                     SHARED VOTING POWER
                         8
   BENEFICIALLY                  12,383,951
     OWNED BY       -------------===============================================
                                 SOLE DISPOSITIVE POWER
       EACH              9
                                 -0-
     REPORTING      -------------===============================================
                                 SHARED DISPOSITIVE POWER
    PERSON WITH         10
                                 12,383,951
-------------===================================================================
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
             12,383,951
-------------===================================================================
             CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12       CERTAIN SHARES (See Instructions)                     [   ]

-------------===================================================================
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
             31.8%
-------------===================================================================
             TYPE OF REPORTING PERSON (See Instructions)
    14
             IN
-------------===================================================================


                               Page 15 of 27 Pages

                                       13D
===================
CUSIP No. 177900107
===================

-------------===================================================================
             NAMES OF REPORTING PERSONS
     1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             William F. Mellin
-------------===================================================================
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
     2                                                         (b) [ X ]**

                         ** The reporting persons making this filing beneficially own an aggregate of 12,383,951 Units, which is 31.8% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
             SOURCE OF FUNDS (See Instructions)
     4
             AF, OO
-------------===================================================================
             CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5       TO ITEMS 2(d) OR 2(e)                                 [   ]

-------------===================================================================
             CITIZENSHIP OR PLACE OF ORGANIZATION
     6
             United States
-------------===================================================================
                                 SOLE VOTING POWER
                         7
     NUMBER OF                   -0-
                    -------------===============================================
      SHARES                     SHARED VOTING POWER
                         8
   BENEFICIALLY                  12,383,951
     OWNED BY       -------------===============================================
                                 SOLE DISPOSITIVE POWER
       EACH              9
                                 -0-
     REPORTING      -------------===============================================
                                 SHARED DISPOSITIVE POWER
    PERSON WITH         10
                                 12,383,951
-------------===================================================================
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
             12,383,951
-------------===================================================================
             CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12       CERTAIN SHARES (See Instructions)                     [   ]

-------------===================================================================
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
             31.8%
-------------===================================================================
             TYPE OF REPORTING PERSON (See Instructions)
    14
             IN
-------------===================================================================


                               Page 16 of 27 Pages

                                       13D
===================
CUSIP No. 177900107
===================

-------------===================================================================
             NAMES OF REPORTING PERSONS
     1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Stephen L. Millham
-------------===================================================================
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
     2                                                         (b) [ X ]**

                         ** The reporting persons making this filing beneficially own an aggregate of 12,383,951 Units, which is 31.8% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
             SOURCE OF FUNDS (See Instructions)
     4
             AF, OO
-------------===================================================================
             CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5       TO ITEMS 2(d) OR 2(e)                                 [   ]

-------------===================================================================
             CITIZENSHIP OR PLACE OF ORGANIZATION
     6
             United States
-------------===================================================================
                                 SOLE VOTING POWER
                         7
     NUMBER OF                   -0-
                    -------------===============================================
      SHARES                     SHARED VOTING POWER
                         8
   BENEFICIALLY                  12,383,951
     OWNED BY       -------------===============================================
                                 SOLE DISPOSITIVE POWER
       EACH              9
                                 -0-
     REPORTING      -------------===============================================
                                 SHARED DISPOSITIVE POWER
    PERSON WITH         10
                                 12,383,951
-------------===================================================================
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
             12,383,951
-------------===================================================================
             CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12       CERTAIN SHARES (See Instructions)                     [   ]

-------------===================================================================
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
             31.8%
-------------===================================================================
             TYPE OF REPORTING PERSON (See Instructions)
    14
             IN
-------------===================================================================


                               Page 17 of 27 Pages

                                       13D
===================
CUSIP No. 177900107
===================

-------------===================================================================
             NAMES OF REPORTING PERSONS
     1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Rajiv A. Patel
-------------===================================================================
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
     2                                                         (b) [ X ]**

                         ** The reporting persons making this filing beneficially own an aggregate of 12,383,951 Units, which is 31.8% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
             SOURCE OF FUNDS (See Instructions)
     4
             AF, OO
-------------===================================================================
             CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5       TO ITEMS 2(d) OR 2(e)                                 [   ]

-------------===================================================================
             CITIZENSHIP OR PLACE OF ORGANIZATION
     6
             United States
-------------===================================================================
                                 SOLE VOTING POWER
                         7
     NUMBER OF                   -0-
                    -------------===============================================
      SHARES                     SHARED VOTING POWER
                         8
   BENEFICIALLY                  12,383,951
     OWNED BY       -------------===============================================
                                 SOLE DISPOSITIVE POWER
       EACH              9
                                 -0-
     REPORTING      -------------===============================================
                                 SHARED DISPOSITIVE POWER
    PERSON WITH         10
                                 12,383,951
-------------===================================================================
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
             12,383,951
-------------===================================================================
             CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12       CERTAIN SHARES (See Instructions)                     [   ]

-------------===================================================================
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
             31.8%
-------------===================================================================
             TYPE OF REPORTING PERSON (See Instructions)
    14
             IN
-------------===================================================================


                               Page 18 of 27 Pages

                                       13D
===================
CUSIP No. 177900107
===================

-------------===================================================================
             NAMES OF REPORTING PERSONS
     1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Derek C. Schrier
-------------===================================================================
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
     2                                                         (b) [ X ]**

                         ** The reporting persons making this filing beneficially own an aggregate of 12,383,951 Units, which is 31.8% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
             SOURCE OF FUNDS (See Instructions)
     4
             AF, OO
-------------===================================================================
             CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5       TO ITEMS 2(d) OR 2(e)                                 [   ]

-------------===================================================================
             CITIZENSHIP OR PLACE OF ORGANIZATION
     6
             United States
-------------===================================================================
                                 SOLE VOTING POWER
                         7
     NUMBER OF                   -0-
                    -------------===============================================
      SHARES                     SHARED VOTING POWER
                         8
   BENEFICIALLY                  12,383,951
     OWNED BY       -------------===============================================
                                 SOLE DISPOSITIVE POWER
       EACH              9
                                 -0-
     REPORTING      -------------===============================================
                                 SHARED DISPOSITIVE POWER
    PERSON WITH         10
                                 12,383,951
-------------===================================================================
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
             12,383,951
-------------===================================================================
             CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12       CERTAIN SHARES (See Instructions)                     [   ]

-------------===================================================================
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
             31.8%
-------------===================================================================
             TYPE OF REPORTING PERSON (See Instructions)
    14
             IN
-------------===================================================================


                               Page 19 of 27 Pages

                                       13D
===================
CUSIP No. 177900107
===================

-------------===================================================================
             NAMES OF REPORTING PERSONS
     1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Thomas F. Steyer
-------------===================================================================
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
     2                                                         (b) [ X ]**

                         ** The reporting persons making this filing beneficially own an aggregate of 12,383,951 Units, which is 31.8% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
             SOURCE OF FUNDS (See Instructions)
     4
             AF, OO
-------------===================================================================
             CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5       TO ITEMS 2(d) OR 2(e)                                 [   ]

-------------===================================================================
             CITIZENSHIP OR PLACE OF ORGANIZATION
     6
             United States
-------------===================================================================
                                 SOLE VOTING POWER
                         7
     NUMBER OF                   -0-
                    -------------===============================================
      SHARES                     SHARED VOTING POWER
                         8
   BENEFICIALLY                  12,383,951
     OWNED BY       -------------===============================================
                                 SOLE DISPOSITIVE POWER
       EACH              9
                                 -0-
     REPORTING      -------------===============================================
                                 SHARED DISPOSITIVE POWER
    PERSON WITH         10
                                 12,383,951
-------------===================================================================
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
             12,383,951
-------------===================================================================
             CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12       CERTAIN SHARES (See Instructions)                     [   ]

-------------===================================================================
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
             31.8%
-------------===================================================================
             TYPE OF REPORTING PERSON (See Instructions)
    14
             IN
-------------===================================================================


                               Page 20 of 27 Pages

                                       13D
===================
CUSIP No. 177900107
===================

-------------===================================================================
             NAMES OF REPORTING PERSONS
     1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Mark C. Wehrly
-------------===================================================================
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
     2                                                         (b) [ X ]**

                         ** The reporting persons making this filing beneficially own an aggregate of 12,383,951 Units, which is 31.8% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
             SOURCE OF FUNDS (See Instructions)
     4
             AF, OO
-------------===================================================================
             CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5       TO ITEMS 2(d) OR 2(e)                                 [   ]

-------------===================================================================
             CITIZENSHIP OR PLACE OF ORGANIZATION
     6
             United States
-------------===================================================================
                                 SOLE VOTING POWER
                         7
     NUMBER OF                   -0-
                    -------------===============================================
      SHARES                     SHARED VOTING POWER
                         8
   BENEFICIALLY                  12,383,951
     OWNED BY       -------------===============================================
                                 SOLE DISPOSITIVE POWER
       EACH              9
                                 -0-
     REPORTING      -------------===============================================
                                 SHARED DISPOSITIVE POWER
    PERSON WITH         10
                                 12,383,951
-------------===================================================================
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
             12,383,951
-------------===================================================================
             CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12       CERTAIN SHARES (See Instructions)                     [   ]

-------------===================================================================
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
             31.8%
-------------===================================================================
             TYPE OF REPORTING PERSON (See Instructions)
    14
             IN
-------------===================================================================


                               Page 21 of 27 Pages

         This  Amendment  No. 15 to Schedule 13D (this  "Amendment")  amends the
Schedule 13D initially filed on February 19, 1991 (collectively, with all amendments thereto, the "Schedule 13D").

         Preliminary Note: Effective as of January 1, 2005, each of Noonday G.P. (U.S.), L.L.C. (the "First Noonday Sub-adviser") and Noonday Asset Management, L.P. (the "Second Noonday Sub-adviser") have entered into investment subadvisory agreements with the Management Company and the General Partner, under which the First Noonday Sub-adviser and the Second Noonday Sub-adviser are granted investment authority over certain securities and instruments owned by the Partnerships and Managed Accounts, including the Units reported herein. Noonday Capital, L.L.C. (the "Noonday General Partner") serves as the general partner of the Second Noonday Sub-adviser. David I. Cohen serves as the managing member of the First Noonday Sub-adviser and the Noonday General Partner. Mr. Cohen resigned as a managing member of the Management Company and the General Partner effective December 31, 2004. This amendment to the Schedule 13D reports that Mr. Cohen is no longer the deemed beneficial owner of any of the Units reported herein.

Item 3.  Source And Amount Of Funds And Other Consideration.
------   --------------------------------------------------

         Item 3 of the Schedule 13D is amended and updated as follows:

         The net investment cost (including commissions) for the Units acquired by each of the Partnerships and Managed Accounts since the filing of the prior
Schedule 13D is set forth below:


                              Page 22 of 27 Pages

     Entity              Units Acquired       Approximate Net Investment Cost
     ------              --------------       -------------------------------
     FCP                       6,200                    $ 11,906.00
     FCIP                      5,500                    $ 10,561.00
     FCIP II                     500                    $    960.00
     FCIP III                    500                    $    960.00
     Tinicum                     100                    $    192.00
     Managed Accounts         14,555                    $ 27,954.60


         The consideration for such acquisitions was obtained as follows: (i) with respect to FCIP, FCIP II and FCIP III, from working capital; (ii) with respect to FCP and Tinicum, from working capital, and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by FCP and Tinicum at Goldman, Sachs & Co.; and (iii) with respect to the Managed Accounts, from the working capital of each Managed Account and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by some of the Managed Accounts at Goldman, Sachs & Co. FCP, Tinicum and some of the Managed Accounts hold certain securities in their respective margin accounts at Goldman, Sachs & Co., and the accounts may from time to time have debit balances. It is not possible to determine the amount of borrowings, if any, used to acquire the Units.

tem 5. Interest In Securities Of The Issuer.
-----  -------------------------------------

         Item 5 of the Schedule 13D is amended and restated in its entirety as follows:

         (a)    The Partnerships
                ----------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Partnership is incorporated herein by reference for each such Partnership. The percentage amount set forth in Row 13 for all cover pages filed herewith is calculated based upon the 38,979,372 Units outstanding as of September 30, 2004 as reported by the Company in its Quarterly Report on Form 10-Q for the period ended September 30, 2004 filed with the Securities and Exchange Commission on November 5, 2004.

                  (c) No transactions in the Units have been consummated in the past 60 days.

                              Page 23 of 27 Pages

                  (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units. The Individual Reporting Persons other than Cohen are managing members of the General Partner.

                  (e)      Not applicable.


         (b)    The Management Company
                ----------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the Management Company is incorporated herein by reference.

                  (c) No transactions in the Units have been consummated in the past 60 days.

                  (d) The Management Company, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units held by the Managed Accounts. The Individual Reporting Persons other than Cohen are managing members of the Management Company.

                  (e)      Not applicable.

         (c)    The General Partner
                -------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the General Partner is incorporated herein by reference.

                  (c)      None.

                  (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units. The Individual Reporting Persons other than Cohen are managing members of the General Partner.

                  (e)      Not applicable.

         (d)    The Individual Reporting Persons
                --------------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Individual Reporting Person is incorporated herein by reference for each such Individual Reporting Person.

                  (c)      None.

                  (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units. The Management Company, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units held by the



                              Page 24 of 27 Pages

                           Managed Accounts. The Individual Reporting Persons other than Cohen are managing members of both the General Partner and the Management Company.

                  (e) As of December 31, 2004, David I. Cohen may no longer be deemed to be a beneficial owner of the Units.

         The Units reported hereby for the Partnerships are owned directly by the Partnerships, and those reported by the Management Company on behalf of the Managed Accounts are owned directly by the Managed Accounts. The General Partner, as general partner to the Partnerships, may be deemed to be the beneficial owner of all such Units owned by the Partnerships. The Management Company, as investment adviser to the Managed Accounts, may be deemed to be the beneficial owner of all such Units owned by the Managed Accounts. The Individual Reporting Persons other than Cohen, as managing members of both the General Partner and the Management Company, may each be deemed to be the beneficial owner of all such Units held by the Partnerships and the Managed Accounts. Each of the Management Company, the General Partner and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Units.



                              Page 25 of 27 Pages

                                   SIGNATURES
                                   ----------

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  January 12, 2005

                   /s/ Joseph F. Downes
                   ----------------------------------------
                   FARALLON PARTNERS, L.L.C.,
                   on its own behalf and as General Partner of
                   FARALLON CAPITAL PARTNERS, L.P.,
                   FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,
                   FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., And TINICUM PARTNERS, L.P.,
                   By Joseph F. Downes,
                   Managing Member


                   /s/ Joseph F. Downes
                   ----------------------------------------
                   FARALLON CAPITAL MANAGEMENT, L.L.C.,
                   By Joseph F. Downes,
                   Managing Member

                   /s/ Joseph F. Downes
                   ------------------------------------------------------
                   Joseph F. Downes, individually and as attorney-in-fact for each of David I. Cohen, Chun R. Ding,
                   William F. Duhamel, Charles E. Ellwein,
                   Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Rajiv A. Patel, Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly.

         The Powers of Attorney, each executed by Cohen, Mellin, Millham and Steyer authorizing Downes to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on January 20, 1998, by such Reporting Persons with respect to the Units of Spiros Development Corporation II, Inc., are hereby incorporated by reference. The Powers of Attorney, each executed by Duhamel and Fried authorizing Downes to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 7 to the Schedule 13D filed with the Securities and Exchange Commission on February 9, 1999 by such Reporting Persons with respect to the Callable Class A Common Stock of Crescendo Pharmaceuticals Corporation, are hereby incorporated by reference. The Power of Attorney executed by Mark C. Wehrly authorizing Downes to sign and file this
Schedule 13D on his behalf, which was filed with Amendment No. 4 to the Schedule 13D filed with the Securities and Exchange Commission on



                              Page 26 of 27 Pages

January 18, 2000, by such Reporting Person with respect to the Class A Common Stock of Momentum Business Applications, Inc., is hereby incorporated by reference. The Power of Attorney executed by Monica R. Landry authorizing Downes, as well as Steyer and Cohen, to sign and file this Schedule 13D on her behalf, which was filed with the Schedule 13G filed with the Securities and Exchange Commission on January 22, 2001, by such Reporting Person with respect to the Common Stock of Korn/Ferry International is hereby incorporated by reference. The Powers of Attorney executed by each of Chun R. Ding and Derek C. Schrier authorizing Downes to sign and file this Schedule 13D on his behalf, which was filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on July 2, 2003, by such Reporting Person with respect to the Common Stock of Salix Pharmaceuticals, Ltd., is hereby incorporated by reference. The Powers of Attorney executed by each of Charles E. Ellwein and Rajiv A. Patel authorizing Downes to sign and file this Schedule 13D on his behalf, which was filed with Amendment No. 4 to the Schedule 13G filed with the Securities and Exchange Commission on January 8, 2004 by such Reporting Person with respect to the Common Stock of Catalytica Energy Systems, Inc., is hereby incorporated by reference.



                              Page 27 of 27 Pages